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                                                                       Exhibit 6


                                                    _____________________, 2000

BISYS Fund Services, Inc.
3435 Stelzer Road
Columbus, Ohio  43219



         Re: Transfer Agency Agreement dated June 9, 1997 by and between Solution Mutual Funds (formerly Magna Funds) and BISYS Fund Services, Inc. (the "Agreement")


Ladies and Gentlemen:

         Solution Mutual Funds (the "Trust") hereby notifies you that it has established two additional series of shares, namely, the "Solution Tax-Exempt Money Market Fund" and the "Solution Treasury Money Market Fund" (the "New Funds"). The Trust desires that you serve as the transfer agent of each New Fund under the terms of the Agreement.

         If you agree to so serve in such capacity for each New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                            Very truly yours,


                                            SOLUTION MUTUAL FUNDS



                                            By__________________________________
                                                     Name:
                                                     Title:


The foregoing is hereby accepted and agreed:

BISYS FUND SERVICES, INC.


By__________________________________
   Name:
   Title: